Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 29, 2005 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the first quarter of 2005 increased 14% to $152.4 million from $133.4 million for the first quarter of 2004.

          Net income was $17.7 million for the quarter ended March 31, 2005, compared to $17.8 million for the same period in the prior year. Net income, as expected, was flat relative to the first quarter of 2004 primarily as a result of anticipated increases in sales and marketing expense related to the expansion of the Companion Animal Group sales and support personnel in 2004 and integration costs associated with the acquisitions of Vet Med Lab and Dr. Bommeli AG in the fourth quarter 2004.

          Earnings per diluted share for the quarter were $0.51, a 4% increase over earnings per diluted share of $0.49 for the quarter ended March 31, 2004. During the quarter ended March 31, 2005 the Company incurred acquisition integration costs of $0.02 per diluted share associated with the acquisitions of Vet Med Lab and Dr. Bommeli AG. Excluding the effects of these discrete costs in the first quarter of 2005, earnings per diluted share grew 8%.

          Companion Animal Group (CAG) revenue for the first quarter of 2005 increased 14% to $124.9 million from $109.8 million for the first quarter of 2004. This increase resulted primarily from increased sales of laboratory and consulting services, instruments and consumables and, to a lesser degree, pharmaceutical products and rapid assay products. The increase in laboratory and consulting services revenue was due, in part, to the inclusion of sales from laboratories acquired during 2004, which contributed approximately 7% to CAG revenue growth during the quarter. The favorable impact of foreign currency contributed 1% to CAG revenue growth.

          Water segment revenue for the first quarter increased 8% to $12.8 million from $11.9 million for the first quarter of 2004 primarily due to higher worldwide sales volume. The favorable impact of foreign currency contributed 2% to Water revenue growth.

          Food Diagnostics Group (FDG) revenue for the first quarter increased 26% to $14.7 million from $11.7 million for the first quarter of 2004 primarily due to higher production animal diagnostics sales in Europe. Approximately 11% of FDG growth resulted from sales from businesses acquired in 2004. The impact of foreign currency contributed 3% to FDG revenue growth.

IDEXX Announces First Quarter Results
April 29, 2005

          “Our first quarter revenues were in line with our expectations and earnings per share slightly exceeded expectations primarily as a result of higher than anticipated gross margin,” said Jonathan Ayers, Chairman and CEO. “Our results reflect our first full quarter of operations of Vet Med Lab and Dr. Bommeli AG, which we acquired in the fourth quarter of 2004. To date we are very pleased with the performance of these businesses and we are excited about the possibilities for market expansion that these Europe-based companies bring to IDEXX.”

          “Overall we continue to view 2005 as a year in which we integrate our recently acquired businesses and continue to invest in new product and operating initiatives that will position us to achieve our long-term growth objectives.”

Outlook

          The Company offers the following guidance for the second quarter of 2005:

•	Revenue is expected to be approximately $160 to $162 million.

•	Diluted earnings per share are expected to be approximately $0.56 to $0.58, which includes approximately $0.01 of anticipated acquisition integration costs.

          The Company offers the following guidance for the full year of 2005:

•	Revenue is expected to be approximately $630 to $640 million.

•	Diluted earnings per share are expected to be approximately $2.25 to $2.28, which includes approximately $0.05 of anticipated acquisition integration costs.

Annual Meeting to be Broadcast Live on Internet

          IDEXX Laboratories, Inc. today announced that it will host a simultaneous Webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 18, 2005, at 10:00 a.m. (eastern) at the Eastland Park Hotel in Portland, Maine.

          Chairman and CEO Jonathan Ayers will chair the meeting. Investors may listen to the Annual Meeting and view a simultaneous presentation live via a link on the Company’s Web site, idexx.com. An archived edition of the Meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice-management systems and therapeutics. Our products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,000 people and offers products to customers in over 100 countries.

IDEXX Announces First Quarter Results
April 29, 2005

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

IDEXX Announces First Quarter Results
April 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Revenue:	Revenue	$152,426	$133,417
Expenses and
Income:	Cost of revenue	76,346	66,371

	Gross profit	76,080	67,046
	Sales and marketing	25,070	20,983
	General and administrative	15,098	12,242
	Research and development	9,774	8,520

	Income from operations	26,138	25,301
	Interest income, net	503	729

	Income before provision for income taxes and partner’s interest	26,641	26,030
	Partner’s share of consolidated loss	101	133
	Provision for income taxes	9,052	8,372

Net Income:	Net income	$17,690	$17,791

	Earnings per share: Basic	$0.54	$0.51

	Earnings per share: Diluted	$0.51	$0.49

	Shares outstanding: Basic	32,955	34,775

	Shares outstanding: Diluted	34,439	36,437

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Key Operating
Ratios (as a
percentage of
revenue):	Gross profit	49.9%	50.3%
	Sales, marketing, general and administrative expense	26.4%	24.9%
	Research and development expense	6.4%	6.4%

	Income from operations	17.1%	19.0%

International
Revenue:	International revenue	35.1%	31.3%

IDEXX Announces First Quarter Results
April 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Revenue:	Companion Animal Group	$124,880	$109,830
	Water	12,806	11,854
	Food Diagnostics Group	14,740	11,733

	Total	$152,426	$133,417

Gross Profit:	Companion Animal Group	$59,263	$52,076
	Water	8,477	7,993
	Food Diagnostics Group	8,340	6,977

	Total	$76,080	$67,046

Income from
Operations:	Companion Animal Group	$18,888	$18,248
	Water	5,504	5,055
	Food Diagnostics Group	2,578	2,923
	Other	(832)	(925)

	Total	$26,138	$25,301

Gross Profit
(as a
percentage of	Companion Animal Group	47.5%	47.4%
revenue):	Water	66.2%	67.4%
	Food Diagnostics Group	56.6%	59.5%
Operating
Profit (as a
percentage of
revenue):	Companion Animal Group	15.1%	16.6%
	Water	43.0%	42.6%
	Food Diagnostics Group	17.5%	24.9%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Net CAG Revenue:
	Instruments and consumables	$52,873	$48,811
	Rapid assay products	24,752	24,245
	Laboratory and consulting services	36,544	27,105
	Information products and services and digital radiography	7,461	7,328
	Pharmaceutical products	3,250	2,341

	Net CAG revenue	124,880	109,830
Net Water
Revenue:		12,806	11,854

Net FDG Revenue:
	Production animal products	10,862	7,898
	Dairy-testing products	3,878	3,835

	Net FDG revenue	14,740	11,733

Net Revenue:		$152,426	$133,417

IDEXX Announces First Quarter Results
April 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31, 2005	December 31, 2004

Assets:	Current Assets:
	Cash and cash equivalents	$44,579	$47,156
	Short-term investments	65,622	90,116
	Accounts receivable, net	75,617	65,639
	Inventories	78,481	76,424
	Other current assets	22,045	22,257

	Total current assets	286,344	301,592

	Long-term investments	12,037	19,687

	Property and equipment - cost	140,714	137,851
	Less - Accumulated depreciation	77,970	75,221

	Property and equipment, net	62,744	62,630

	Other long-term assets, net	126,793	130,328

	Total assets	$487,918	$514,237

Liabilities and Stockholders’ Equity:
	Current Liabilities:
	Accounts payable	$12,957	$14,723
	Accrued expenses	62,951	73,785
	Notes payable	526	1,291
	Deferred revenue	8,617	10,153

	Total current liabilities	85,051	99,952

	Total long-term liabilities	15,080	16,233

	Partner’s interest in subsidiary	342	392

	Stockholders’ Equity:
	Common stock	4,533	4,522
	Additional paid-in capital	414,397	410,817
	Deferred equity-based compensation	1,174	665
	Retained earnings	336,372	318,682
	Treasury stock, at cost	(377,867)	(348,327)
	Accumulated other comprehensive income	8,836	11,301

	Total stockholders’ equity	387,445	397,660

	Total liabilities and stockholders’ equity	$487,918	$514,237

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Statistics (Unaudited)

		March 31, 2005	December 31, 2004

Key
Balance Sheet
Statistics:	Days sales outstanding	42	39
	Inventory turns	1.8	1.9

IDEXX Announces First Quarter Results
April 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Operating:	Cash Flows from Operating Activities:
	Net income	$17,690	$17,791
	Non-cash charges	6,390	11,663
	Changes in current assets and liabilities, net of acquisitions and disposals	(23,798)	(18,786)

	Net cash provided by operating activities	$282	$10,668

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	32,112	443
	Purchase of property and equipment	(4,536)	(6,003)
	Acquisition of businesses and intangible assets	(659)	(5,342)
	Acquisition of equipment leased to customers	(696)	(466)

	Net cash provided by (used by) investing activities	$26,221	$(11,368)

Financing:	Cash Flows from Financing Activities:
	Repayments of notes payable	(1,271)	(254)
	Purchase of treasury stock	(29,540)	(22,417)
	Proceeds from the exercise of stock options	2,603	11,005

	Net cash used by financing activities	$(28,208)	$(11,666)

	Net effect of exchange rate changes	(872)	184

	Net decrease in cash and cash equivalents	(2,577)	(12,182)

	Cash and cash equivalents, beginning of period	47,156	96,942

	Cash and cash equivalents, end of period	$44,579	$84,760

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Three Months Ended

		March 31, 2005	March 31, 2004

Free Cash
Flow:	Net cash provided by operating activities	$282	$10,668
	Purchase of property and equipment	(4,536)	(6,003)
	Acquisition of equipment leased to customers	(696)	(466)

	Free cash flow	$(4,950)	$4,199

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets.  Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures.  We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.